Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK FLOATING RATE INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares being offered pursuant to the Prospectus Supplement dated February 27, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated February 25, 2026 (together with the Prospectus Supplement, the “Prospectus”) is 17,000,000 common shares (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on February 27, 2026, is the final prospectus relating to the Offering.